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              CERTIFICATE OF DETERMINATION OF SERIES B CONVERTIBLE
                   PREFERRED STOCK OF ZITEL CORPORATION

        (Pursuant to Section 401 of the California General Corporation Law)

     The undersigned, JACK H. KING and ANNA M. MCCANN, hereby certify that:

     I. They are the duly elected and acting Vice President and Secretary, respectively, of Zitel Corporation (the "Corporation").


     II. Pursuant to authority given by the Corporation's Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following resolutions at a meeting duly called and held on July 29, 1999:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Restated Articles of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, without par value, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof, as follows:

     SERIES B CONVERTIBLE PREFERRED STOCK:

     SECTION 1. DESIGNATION AND AMOUNT. Two Hundred Thousand (200,000) shares of Preferred Stock, without par value, are designated "Series B Convertible Preferred Stock" with the rights, preferences, privileges and restrictions specified herein (the "Series B Preferred"). Such number of shares may be increased or decreased by resolution of the Board of Directors; PROVIDED, that no decrease shall reduce the number of shares of Series B Preferred to a number less than the number of shares then outstanding.

A.   LIQUIDATION PREFERENCE.

     1. Upon any liquidation (as defined below), dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Junior Participating Preferred Stock and Common Stock of the Corporation by reason of their ownership thereof, (A) property or cash with a value of Ten Dollars (the "Liquidation Preference") plus (B) declared and unpaid dividends until the date of payment (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series B Preferred. If the assets of the Corporation are insufficient to make payment in full to all holders of Series B Preferred pursuant to this Section A.1, then such assets shall be distributed among the holders of Series B Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be entitled under this Section A.1.

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     2.   The following events shall be considered a liquidation under this
Section:

          (a) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is transferred (an "Acquisition"); or

          (b) a sale, lease, or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer").

B.   DIVIDEND RIGHTS.

     The Holders of Series B Preferred, prior to and in preference to the holders of Series A Junior Participating Preferred Stock or Common Stock of the Corporation, shall be entitled to receive dividends at the rate of $.30 per share per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares), payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

C.   VOTING RIGHTS.

     The Holders of the Series B Preferred shall have no voting rights except with respect to matters as to which the Corporations Code of the State of California requires that such Holders have the right to vote.

D.   REDEMPTION RIGHTS.

     1. The Corporation shall have the right to redeem all, but no less than all, of the outstanding shares of Series B Preferred at a redemption price per share equal to the Liquidation Preference plus any declared and unpaid dividends. The Holders of Series B Preferred shall have no right to cause the Corporation to redeem all or any shares of Series B Preferred.

     2. In the event the Company elects to redeem the Series B Preferred, it shall give notice pursuant to Section N hereof. The notice shall be effective on the fifth day following the date of deposit in the United States mail pursuant to Section N. Any outstanding shares of Series B Preferred on such effective date shall be redeemed in accordance with Section E.2(b).

E.   CONVERSION RIGHTS.

     The holders of the Series B Preferred shall have the following rights with respect to the conversion of the Series B Preferred into shares of Common Stock (the "Conversion Rights").

     1. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section E.1, any shares of Series B Preferred may, at the option of the Holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of

                                      2.
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Common Stock to which a holder of Series B Preferred will be entitled upon conversion with respect to each share of Series B Preferred being converted will be the quotient obtained by dividing the Liquidation Preference by the Conversion Price then in effect (determined as provided in Section E.3.).
The maximum number of shares of Common Stock issuable upon conversion of the Series B Preferred is 4,659,897 shares and conversions under Sections E.1 and
E.2 will be suspended, unless and until the shareholders of the Company have approved the issuance of additional shares.

     2.   CONVERSION PRICE.

          (a) Until the effective date (the "Effective Date") of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, registering the Common Stock issuable upon conversion of the Series B Preferred for resale (the "Registration Statement"), the Series B Conversion Price shall be equal to the average of the closing prices of the Common Stock on the NASD National Market System, as reported in the Wall Street Journal, on the ten trading days preceding but not including the date upon which shares of Series B Preferred are first issued by the Corporation. On the Effective Date the average of the closing prices of the Common Stock on the NASDAQ National Market System, as reported in the Wall Street Journal on the ten trading days preceding but not including the Effective Date shall be calculated. The amount so calculated, as it may be adjusted from time to time pursuant to Sections I, J, and K hereof, shall be referred to herein as the "Baseline Price."

          (b) Commencing on the Effective Date and for 180 calendar days thereafter (the "Adjustment Period") the Conversion Price shall be equal to the closing price of the Common Stock on the NASDAQ National Market System on the trading day prior to the date of conversion (the "Unadjusted Conversion Price"); PROVIDED, HOWEVER,

               (i) The Conversion Price shall not be less than 70% of the Baseline Price and

               (ii) The Conversion Price shall not be greater than (x) the Baseline Price plus (y) 50% of the amount by which the Unadjusted Conversion Price exceeds 130% of the Baseline Price.

               For example:

                     (A) If the Baseline Price is $2.00 per share and the Unadjusted Conversion Price is $5.00, then the Conversion Price would be $3.20, calculated as follows:

                     $2.00 plus 50% of ($5.00 minus ($2.00 times 130%)) equals
$3.20.

               (iii) If the Baseline Price is $2.00 per share and the Unadjusted Conversion Price is $1.20, then the Conversion Price would be $1.40, calculated as follows:

                     $2.00 times 70% equals $1.40.

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               (iv)  If the Baseline Price is $2.00 per share and the Unadjusted
Conversion Price is between $1.40 per share and $2.60 per share, there would be no adjustment and the Conversion Price would be equal to the Unadjusted Conversion Price.

          (c) Commencing on the day following the end of the Adjustment Period, the Conversion Price shall be equal to the Unadjusted Conversion Price; PROVIDED, HOWEVER, the Conversion Price shall not be less than the Baseline Price.

          (d) In the event that during the Adjustment Period, the holders of Series B Preferred are not able to sell Common Stock pursuant to the Registration Statement for more than five consecutive trading days or for more than fifteen trading days in the aggregate because (i) of a blackout period or blackout periods declared by the Corporation, (ii) because effectiveness of the Registration Statement is suspended, or (iii) a stop order has been issued by the Securities and Exchange Commission, then the Adjustment Period shall be extended by one day for each day a blackout period, suspension or stop order is in effect beyond (x) such five-day period or (y) such fifteen-day period.

          (e) In the event that conversions of Series B Preferred are suspended pursuant to Section E.1, then the Adjustment Period and the automatic conversion date shall be extended by one day for each day of the period during which conversions are suspended.


F.   MECHANICS OF CONVERSION.

     Each holder of Series B Preferred who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of the Series B Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

G.   ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS.

     If the Corporation at any time or from time to time after the date that the first share of Series B Preferred is issued (the "Original Issue Date") effects a subdivision of the outstanding Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation at any time or from time to time after the Original Issue Date combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price of each series of Preferred Stock in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section G shall become effective at the close of business on the date the subdivision or combination becomes effective.

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H.   ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS.

     If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation, in each such event provision shall be made so that the holders of the Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series B Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period hereunder with respect to the rights of the holders of the Series B Preferred or with respect to such other securities by their terms.

I.   ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION.

     If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series B Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere herein), in any such event each holder of Series B Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

J.   REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS.

     If at any time or from time to time after the Original Issue Date there is a capital reorganization, merger, consolidation or sale of all or substantially all of the Corporation's assets (a "Capital Reorganization") or the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere herein), as a part of such Capital Reorganization, provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive upon conversion of the Series B Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such Capital Reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section J with respect to the rights of the holders of Series B Preferred after the Capital Reorganization to the end that the provisions of this Section J (including adjustment of the Conversion Price applicable to such series then in effect and the number of shares issuable upon conversion of the Series B Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

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K.   CERTIFICATE OF ADJUSTMENT.

     In each case of an adjustment or readjustment of the Conversion Price with respect to any series of Preferred Stock or the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the Conversion Price with respect to such Series B at the time in effect, and
(B) the type and amount, if any, of other property that at the time would be received upon conversion of the Series B Preferred.

L.   FRACTIONAL SHARES.

     No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Conversion Price.

M.   RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

     The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

N.   NOTICES.

     Any notice required by the provisions of this Section 1 to be given to the holders of Series B Preferred shall be deemed given upon the earlier of actual receipt or three days after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

O.   PROTECTIVE PROVISIONS.

     1. So long as any shares of Series B Preferred are outstanding, the Corporation shall not, without the vote or written consent of the holders of not less than seventy-five percent (75%)

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of the issued and outstanding shares of the Series B Preferred, alter or change the preferences or privileges of the shares of the Series B Preferred so as to affect adversely the shares of the Series B Preferred.

     2. So long as at least an aggregate of Fifty Thousand (50,000) shares of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) remain issued and outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the shares of the Series B Preferred, authorize or issue any class of security senior to the Series B Preferred; provided, however, that any security with a dividend or liquidation preference that is greater than that of the Series B Preferred solely as a result of, or in connection with, a higher per share initial purchase price of such security shall not be deemed senior for purposes hereof; payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding

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immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     III. The authorized number of shares of Preferred Stock of this Corporation is 1,000,000, and the number of shares of Preferred Stock constituting Series B Convertible Preferred Stock, none of which has been issued, is 200,000.

     IN WITNESS WHEREOF, the undersigned have executed this certificate on August 9, 1999.

                              Jack H. King
                              ----------------------------------------------
                              JACK H. KING
                              Vice President

                              Anna M. Mccann
                              ----------------------------------------------
                              ANNA M. MCCANN
                              Secretary

     The undersigned Jack H. King, Vice President of Zitel Corporation, and
Anna M. McCann, Secretary of said Corporation, each certifies under penalty of perjury that the matters set forth in the foregoing Certificate of Determination are true of their own knowledge.

     Executed at Fremont, California on August 9, 1999.

                              Jack H. King
                              ----------------------------------------------
                              JACK H. KING
                              Vice President

                              Anna M. Mccann
                              ----------------------------------------------
                              ANNA M. MCCANN
                              Secretary



                                      8.